UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2012

BERKSHIRE HILLS BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-51584	04-3510455
(State or Other Jurisdiction) of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

24 North Street, Pittsfield, Massachusetts	01201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (413) 443-5601

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On December 13, 2012, after providing nearly 30 years of distinguished service, Catherine B. Miller retired from the Boards of Directors of Berkshire Hills Bancorp, Inc. and Berkshire Bank.

Item 5.03                      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)           On December 13, 2012, the Board of Directors of Berkshire Hills Bancorp, Inc. unanimously approved an amendment to the Company’s bylaws to strike the term “non-executive” from Article II, Section 1. This amendment will allow the Board to elect any of its members, including executives of the Company who also serve on the Board, to serve as Chairman of the Board of Directors of the Company.

The amended first paragraph of Article II, Section 1 reads:

"The business and affairs of the Corporation shall be under the direction of the Directors. The number of Directors who shall constitute the Whole Board shall be such number as the Board of Directors shall from time to time have designated, but shall not exceed thirteen (13). The Board of Directors shall annually elect a Chairman of the Board from among its members who shall, when present, preside at its meetings."

A copy of the Company's Amended Bylaws is attached to this Report as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01                      Other Events.

On December 13, 2012, the Board elected Michael P. Daly, President and Chief Executive Officer of the Company, as the Chairman of the Board of Directors of the Company, effective January 1, 2013.   Lawrence A. Bossidy, the current Chairman of the Board, was elected as the Lead Independent Director of the Company's Board of Directors, effective January 1, 2013.

The Board of Directors of the Company and its Corporate Governance/Nominating Committee are actively engaged in monitoring the Company’s corporate governance practices and policies to make sure they best fit the Company as it and its Board and management team develop.  The Board values independent board oversight as an essential component of those practices and policies and believes the creation of the new position of Lead Independent Director will further enhance the corporate governance of the Company.  As part of its periodic review, the Corporate Governance/Nominating Committee has recommended, and Board of Directors of the Company has sanctioned, a review and revision of the Company’s policies and procedures to address the leadership roles of both the Lead Independent Director and Chairman positions, following the change in the independence requirement for the Chairman, which is contained in the amended bylaws, and the responsibilities and procedures of the Chairman with regard to interaction with and direction from the Lead Independent Director and all other independent directors.   The Board believes that this new leadership structure is the best governance structure for the Company, particularly given the experience and performance of Mr. Daly during his tenure as President and Chief Executive Officer when Mr. Daly has demonstrated effective leadership which warrants the combining of the Chairman and Chief Executive Officer positions.

Additionally, as recommended by the Corporate Governance/Nominating Committee, the Board also approved an amendment to the Company’s Corporate Governance Policy which imposes a majority vote standard for all directors in uncontested elections.  The amended policy, which is effective immediately, will require all directors to tender a letter of resignation if, in connection with an uncontested election of directors, they receive a plurality but not a majority of the votes cast for such director. The resignation is subject to review by the Board’s Corporate Governance/Nominating Committee of the Board, which will make a recommendation concerning the proposed resignation to the full Board of Directors. The Board will then determine whether to accept or reject the proposed resignation. The amended policy also imposes independent director review standards and other procedural safeguards in this review process.  The Company will continue to re-examine its corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the Company’s needs.

The news release containing information regarding these matters is included as Exhibit 99.1.

Item 9.01.                      Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.	Not applicable.
(b)	Pro Forma Financial Information.	Not applicable.
(c)	Shell Company Transactions.	Not applicable.
(d)	Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Berkshire Hills Bancorp, Inc.
99.1	News release issued by Berkshire Hills Bancorp, Inc. on December 17, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Berkshire Hills Bancorp, Inc.

DATE: December 18, 2012	By:	/s/ Kevin P. Riley
Kevin P. Riley, Executive Vice President and Chief Financial Officer